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                               AMENDMENT NO. 2 TO
                                RIGHTS AGREEMENT

     This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment"), dated as of December 14, 2001, amends that certain Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999 and as further amended as of July 19, 2001 (the "Agreement"), between Alltrista Corporation, an Indiana corporation (the "Company"), and EquiServe Trust Company, N.A., a national banking association ("EquiServe" or "Rights Agent"), as successor in interest to The First Chicago Trust Company of New York, a New York corporation ("First Chicago"), as Rights Agent. Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

                                R E C I T A L S :
                                - - - - - - - -

     WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time supplement or amend the Agreement in accordance with the provisions of
Section 27 thereof; and

     WHEREAS, on November 8, 2001, the Board of Directors of the Company determined that it is necessary and desirable to amend the Agreement and direct the Rights Agent to enter into this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment to Agreement. The definition of Beneficial Owner as set forth in Section l(c) of the Agreement is hereby amended and restated in its entirety as follows:

          (c) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

               (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or
          (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person's



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          Affiliates or Associates prior to the Distribution Date or pursuant to
          Section 3(a) or Section 22 hereof (the "Original Rights") or pursuant to Section 11(i) hereof in connection with any adjustment made with respect to the Original Rights;

               (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

               (iii) which are beneficially owned, directly or indirectly, by any other Person (or any of such Person's Affiliates or Associates) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (c)) or disposing of any voting securities of the Company:

     provided, however, that nothing in this paragraph (c) shall cause a Person to be the "Beneficial Owner" of, or to "beneficially own," any securities
     (x) in the case of a Person engaged in business as an underwriter of securities, acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition or (y) granted pursuant to the Company's 2001 Stock Option Plan or acquired in respect of options or other securities or interests granted pursuant to the Company's 2001 Stock Option Plan.

Section 2. Miscellaneous.

     (a) Ratification; Effect. This Amendment shall be construed in connection with and as part of the Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Agreement.

     (b) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or


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unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (c) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     (d) Descriptive Headings. Descriptive headings of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     (e) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

(Signature Page Follows)


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all effective as of the day and year first above written.

Attest:                                 ALLTRISTA CORPORATION

By:                                     By:
/s/ Helen P. Ayala                        /s/ Martin E. Franklin
------------------------------          ------------------------------
Name:  Helen P. Ayala                   Name:  Martin E. Franklin
Title: Administrative Assistant         Title: Chairman, President and
                                               Chief Executive Officer


Attest:                                 EQUISERVE TRUST COMPANY, N.A.

By:                                     By:
/s/ Kathleen M. Voss                    /s/ Tammie J. Marshall
------------------------------          ------------------------------
Name:  Kathleen M. Voss                 Name:  Tammie J. Marshall
Title: Manager, Client Support          Title: Senior Account Manager